Exhibit 99.1

Cherokee Global Brands Reports Fourth Quarter and

Fiscal 2016 Financial Results

•	Fourth quarter GAAP revenues of $7.8 million
•	Fourth quarter GAAP net income totaled $1.4 million or $0.16 per diluted share
•	Fiscal 2016 GAAP revenues of $34.7 million
•	Fiscal 2016 GAAP net income totaled $8.4 million or $0.95 per diluted share

SHERMAN OAKS, CA (April 14, 2016) — Cherokee Global Brands (NASDAQ: CHKE), a global marketer of style-focused lifestyle brands, today reported financial results for the fourth quarter and fiscal year ended January 30, 2016.

“Reflecting on the fourth quarter and full year, we were pleased with our ability to successfully navigate through the many changes that impacted our business, and to position Cherokee Global Brands for further growth.  Our ability to do so is a testament to our 360-degree platform, our strong brand portfolio, and our newly-acquired businesses,” noted Henry Stupp, chief executive officer.  “We will continue to build on our momentum, which includes our new partnerships with UK-based Argos and Sears (Canada) for the Cherokee brand, Walmart (Canada) for the Tony Hawk brand and our new best-in-class domestic Cherokee brand licensees.”

Mr. Stupp continued, “During fiscal 2016, our branded retail sales approached $2 billion led by continued international growth and contributions from our strategic acquisitions, which include Flip Flop Shops. Our global footprint currently spans over 9,000 doors in 50 countries worldwide and, with digital presence factored in, we expect our domestic and international brand awareness to grow in 2017.”

“Cherokee Global Brands remains a stable, profitable and growth-oriented company,” added Stupp.  “We enter fiscal 2017 with a strong, unlevered balance sheet that will allow us to capitalize on prudent acquisitions while continuing to drive organic growth, particularly in the U.S. as we move forward with our licensing partners for our namesake Cherokee brand.  As we continue to add domestic licensees, our efforts are focused on identifying and onboarding new retail partners to ensure continued product placement for Spring 2017.”

Mr. Stupp continued, “Retail is moving faster than ever before and retailers are seeking the vision, agility and scale that Cherokee Global Brands brings to the table.  I’m confident that the combination of our 360-degree platform and portfolio of high-equity lifestyle brands will continue to drive differentiation and growth as the rate of retail change accelerates.”

Fourth Quarter Fiscal 2016 Financial Results

GAAP revenues of $7.8 million increased 4.1% as compared to $7.5 million in the prior-year period.  The increase in GAAP revenues partially reflects the contribution of Flip Flop Shops, which the Company acquired in October 2015.

Selling, general and administrative expenses were $5.9 million, or 76% of GAAP revenues, compared to $4.8 million, or 64% of GAAP revenues, in the prior-year period. The $1.1 million increase in SG&A was primarily due to costs associated with Flip Flop Shops, additional legal and due diligence costs related to potential and completed acquisitions, an increase in stock-based compensation and increased business development costs related to the identification and establishment of new licensees for the Cherokee brand in the U.S.

Operating income totaled $1.9 million, or 24% of GAAP revenues, which is down from $2.7 million, or 36% of GAAP revenues, in the prior-year period.  The costs associated with the aforementioned legal and due diligence efforts and additional business development activities reduced operating margin by 5.5% for the quarter.

GAAP net income totaled $1.4 million, or $0.16 per diluted share, and included the aforementioned legal and due diligence and business development costs totaling approximately $0.4 million, or 5.5% of revenue, for the quarter, which reduced diluted earnings per share by $0.03. This compares to $1.7 million, or $0.19 per diluted share, in the prior-year period.

Fiscal 2016 Financial Results

GAAP revenues of $34.7 million decreased 0.9% as compared to $35.0 million in the prior year.  The decrease in GAAP revenues was primarily related to the closing of Target Canada and the transition from Tesco to Argos, in addition to the effect of foreign exchange rates on international royalties.  This decrease was partially offset by revenues from the October 2015 acquisition of Flip Flop Shops.

Selling, general and administrative expenses were $21.3 million, or 62% of GAAP revenues, compared to $19.6 million, or 56% of GAAP revenues, in the prior year. The $1.7 million increase in SG&A was primarily due to additional legal and due diligence costs related to potential and completed acquisitions, an increase in stock-based compensation, increased business development costs related to the identification and establishment of new brand licensees in the U.S. and the costs associated with Flip Flop Shops.

Operating income totaled $13.3 million, or 38% of GAAP revenues, compared to $15.4 million, or 44% of GAAP revenues, in the prior year. The costs associated with the aforementioned legal and due diligence efforts and additional business development activities reduced operating margin by 3.6% for fiscal 2016.

GAAP net income totaled $8.4 million, or $0.95 per diluted share, and included the aforementioned legal and due diligence and business development costs totaling approximately $1.2 million, or 3.6% of revenue, for the year, which reduced diluted earnings per share by $0.09. This compares to $9.8 million, or $1.15 per diluted share in the prior year.

At January 30, 2016, the Company had cash and cash equivalents of $6.5 million, compared to $7.6 million at January 31, 2015.  Net debt totaled $17.0 million, or a leverage ratio of 1.6.

Conference Call

The Company will host a conference call today at 1:30 pm. PT / 4:30 p.m. ET.  A slide presentation will accompany the prepared remarks and has been posted along with the webcast link on Cherokee Global Brand’s website.

To participate in the call, please dial (877) 407-0784 (U.S.) or (201) 689-8560 (international) ten minutes prior to the start time. The earnings call will also be broadcast live over the Internet and can be accessed on the Investor Relations section of the Company’s website at http://www.cherokeeglobalbrands.com.

For those unable to participate during the live broadcast, a replay will be available through Thursday, April 21, at 8:59 p.m. PT / 11:59 p.m. ET.  To access the replay, dial (877) 870-5176 (U.S.) or (858) 384-5517 (international) and use conference ID: 13633353.

About Cherokee Global Brands

Cherokee Global Brands is a global brand marketing platform that manages a growing portfolio of fashion and lifestyle brands including Cherokee®, Carole Little®, Tony Hawk® Signature Apparel and Hawk Brands®, Liz Lange®, Everyday California®, Sideout®, ále by Alessandra® and Flip Flop Shops®, a leading franchise retail chain, across multiple consumer product categories and retail tiers around the world. The Company currently maintains license and franchise agreements with leading retailers and manufacturers that span over 50 countries in 9,000 retail locations. Its retail, franchise and e-commerce platform partnerships include: Target Stores (U.S.), Kohl's (U.S.), Sears Canada (Canada), Walmart (Canada), Argos & Sports Direct (UK and Ireland), Flip Flop Shops® (US, Canada, Caribbean, Middle East and South Africa), RT-Mart (Peoples Republic of China), Pick 'n Pay (South Africa), Falabella (Chile, Peru and Colombia), Arvind Mills (India), Shufersal LTD. (Israel), Comercial Mexicana (Mexico), Nishimatsuya (Japan), Landmark Group's Max Stores (certain Middle East and North Africa countries), Reliance Trends Stores (India) and the TJX Companies (U.S., Canada and Europe).

Statements included within this news release may contain forward-looking statements for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. When used, the words "anticipates," "believes," "expects," "may," "should," and similar expressions are intended to identify such forward-looking statements. Forward-looking statements included in this press release (including, without limitation, express or implied statements regarding potential future business development) involve known and unknown risk and uncertainties that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks and uncertainties, include, but are not limited to, the effect of global economic conditions, the financial condition of the apparel and retail industry, adverse changes in licensee or consumer acceptance of products bearing the Company's brands, the ability and/or commitment of the Company's licensees to design, manufacture and market Cherokee, Liz Lange, Completely Me, Tony Hawk and Hawk Brands, Sideout, Everyday California and Carole Little branded products, the Company's dependence on Target for most of the Company's GAAP revenues and the Company's dependence on its key management personnel. The risks included here are not exhaustive. A further list and description of these risks, uncertainties and other matters can be found in the Company's Annual Report on Form 10-K for Fiscal Year 2016, and in its periodic reports on Forms 10-Q and 8-K. Given these risks and uncertainties, you should not place undue reliance on forward-looking statements as a prediction of actual results. The Company disclaims any intent or obligation to update any of the forward-looking statements contained herein to reflect future events and developments.

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Investor Contact:

Cherokee Global Brands

Jason Boling, CFO

818-908-9868

Addo Communications

Patricia Nir

310-829-5400

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CHEROKEE INC.

CONSOLIDATED BALANCE SHEETS

(amounts in thousands, except share and per share amounts)

	January 30,	January 31,
	2016	2015
Assets
Current assets:
Cash and cash equivalents	$6,534	$7,581
Receivables	7,365	7,425
Income taxes receivable	707	919
Prepaid expenses and other current assets	425	431
Total current assets	15,031	16,356
Intangible Assets, net	53,195	39,821
Deferred tax asset	1,136	1,270
Property and equipment, net	1,151	1,165
Other assets	35	48
Total assets	$70,548	$58,660
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and other accrued payables	$2,195	$1,720
Current portion of long term debt	8,456	7,308
Deferred revenue—current	479	17
Accrued compensation payable	891	1,430
Total current liabilities	12,021	10,475
Long term liabilities:
Long term debt	15,068	17,836
Income taxes payable	—	391
Other non-current	1,388	121
Total liabilities	28,477	28,823
Commitments and Contingencies
Stockholders’ Equity
Preferred stock, $.02 par value, 1,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $.02 par value, 20,000,000 shares authorized, 8,720,012 shares issued and outstanding at January 30, 2016 and 8,558,411 issued and outstanding at January 31, 2015	174	171
Additional paid-in capital	27,822	24,024
Retained earnings	14,075	5,642
Total stockholders’ equity	42,071	29,837
Total liabilities and stockholders’ equity	$70,548	$58,660

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CHEROKEE INC.

CONSOLIDATED STATEMENTS OF INCOME

(amounts in thousands, except per share amounts)

	Year Ended
	January 30,	January 31,	February 1,
	2016	2015	2014
Royalty revenues	$34,654	$34,968	$28,614
Selling, general and administrative expenses	20,456	18,648	17,630
Amortization of intangible assets	882	932	995
Operating income	13,316	15,388	9,989
Other income (expense):
Interest expense	(711)	(854)	(520)
Interest income and other income (expense), net	186	—	2
Total other income (expense), net	(525)	(854)	(518)
Income before income taxes	12,791	14,534	9,471
Income tax provision	4,358	4,714	3,397
Net income	$8,433	$9,820	$6,074
Net income per common share attributable to common stockholders:
Basic earnings per share	$0.97	$1.17	$0.72
Diluted earnings per share	$0.95	$1.15	$0.72
Weighted average common shares outstanding attributable to common stockholders:
Basic	8,674	8,429	8,394
Diluted	8,862	8,543	8,409
Dividends declared per common share	$0.00	$0.10	$0.30

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